UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 12, 2009

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

413 Pine Street

Suite 500

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Officer Stock Option Grants.

On August 12, 2009 (the “Grant Date”), the Compensation Committee of the Board of Directors of Marchex, Inc. (the “Company”), pursuant to its review of equity incentives for executive officers of the Company, approved stock option grants under the Company’s 2003 Amended and Restated Stock Incentive Plan (the “Plan”) to the executive officers in the below table in the following share amounts:

Name of Executive Officer	Option for Number of Shares of Class B Common Stock
Russell C. Horowitz	150,000
Michael Arends	150,000
Matthew Berk	100,000
Ethan Caldwell	150,000
Peter Christothoulou	150,000
John Keister	150,000

Each such option shall have an exercise price of $4.63 per share, the closing price of the Company’s Class B common stock on the Grant Date, shall be an incentive stock option to the extent permitted by the Internal Revenue Code of 1986, as amended, and otherwise a nonqualified stock option, with fifty percent (50%) of the option shares vesting on the first and second annual anniversaries of the Grant Date, respectively, and with vesting in full of all such option shares in the event of a Change in Control (as defined in the Executive Officer Stock Option Agreement).

The above summary is qualified in its entirety by reference to the Company’s form of Executive Officer Stock Option Agreement, a copy of which will be filed as an exhibit to the Company’s next applicable periodic report or registration statement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2009	MARCHEX, INC.

	By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer